Exhibit 99.2

 Investor Presentation  Regarding Light Street’s Alternative Proposal and the Consortium Transaction  September 2022

 Executive summary  2  The proposed acquisition of Zendesk by a consortium led by H&F and Permira provides immediate, certain, cash value to 100% of Zendesk shareholders  Remaining public under any structure carries material risk for Zendesk shareholders given challenging market and macro environment and that the business continues to underperform against the plan  Light Street’s proposed recapitalization lacks committed financing, provides no specific operational improvement plans and would degrade governance even as it increases financial and operational risk  Zendesk’s Board has evaluated Light Street’s proposed recapitalization proposal and determined that it is unlikely to deliver risk-adjusted value superior to the proposed sale to H&F and Permira

The Board determined that the Consortium transaction is superior to Light Street's proposed recapitalization

- The H&F and Permira transaction offers immediate, attractive and certain value to 100% of Zendesk shareholders
- Light Street's proposed recapitalization would leave 50% of Zendesk's equity subordinated to $4 billion of senior debt and preferred equity, subject to control of the preferred shares' governance rights and bearing the residual risk of an operational turnaround and management transition

H&F and Permira transaction

100% cash

Financing commitments in place

$77.50 per share

Light Street's proposed recapitalization

Total Value

?

Uncertain value of stub equity also creates risk of proration

~50% of shares outstanding →

Value received in tender

$82.50 per share for some shareholders
if sufficient funding can be obtained on reasonable terms as proposal is completely uncommitted

~50% of shares outstanding →

Value of stub equity

Current standalone prospects of Zendesk

? Incremental operational improvements

– Economic subordination to $4 billion of new debt / pfd; Risk of operational turnaround & management transition; Light Street-controlled Board, disproportionate voting rights

Source: Size of financing, financing terms and structure, and governance rights based on Light Street's letter dated August 28, 2022.

3

We believe Light Street's interests are not aligned with public shareholders

Light Street's Economic Returns Profile

Light Street and the preferred investors would receive preferred shares with a conversion price of $82.50



Light Street preferred participates in the upside above $82.50
Light Street preferred is protected from downside
Public "stub" equity bears risk
$0
$82.50

Light Street's proposal provides asymmetric returns – insulating the preferred holders from downside risk but leaving public Zendesk shareholders as the holders of residual risk

Light Street's Governance Rights

Light Street and the preferred investors would have disproportionate governance rights, relegating public investors to minority rights



Economic interest
$2 billion
$5 billion
Preferred
Public common



Voting rights
~34%
~66%
Preferred
Public common

Despite contributing ~26% of the equity capital, Light Street and the preferred investors would have supermajority voting control AND immediate control of the Board and special committee

Source: Size of financing, financing terms and structure, and governance rights based on Light Street's letter dated August 28, 2022.

4

Despite having months to prepare, we believe Light Street’s proposal remains unfunded, structurally unsound and unlikely to deliver value  5  No plan for success  No credible operating plan  The 21% margin operating “plan” is a mathematical plug, not a plan: six-year average Rule of 40 of 38% minus 17% growth for FY23E  No strategy to achieve incremental 300bps annual margin improvement thereafter  No specific plans, just generalized gestures toward marketing efficiency, R&D and real estate  No identified team – of directors or executives   Light Street has not identified a CEO candidate or outlined a search process, other than having its appointed directors lead the process  Light Street has identified none of the 5 director candidates it insists on appointing to the Board  No committed financing  Light Street does not have the capital or committed partners to fund the preferred financing  Light Street has not secured a highly confident letter, let alone commitments, for the debt financing  Unfair to public investors  Cedes Board and voting control to minority investors  The preferred shares would amount to $2 billion of Zendesk’s pro forma equity cap of ~$7 billion   In exchange for investing ~26% of the equity value, preferred holders would:  Receive 66% of the voting power  Appoint 50% of the Board and   Control the Special Committee  Creates incentives and protections for the controlling shareholders, at the expense of the current shareholders  Preferred shares have no conversion premium to the tender price - immediately extracting a portion of upside above $82.50 from common shareholders  Preferred holders have downside protection below $82.50, while common shareholders are fully exposed to leveraged downside risk   The preferred shareholders, who control the Board and vote, would be incented to take risks which may not be in the interests of other shareholders  Source: Size of financing, financing terms and structure, margin assumptions and governance rights based on Light Street’s letter dated August 28, 2022  Highly uncertain value  Significant risk tendering shareholders will not be able to sell out (proration)  Even if the recapitalization secures funding, at most only half the outstanding shares could exit   The alternative - a much riskier “stub” equity – would strongly incentivize all shareholders to tender  Any tender would then be subject to proration, leaving shareholders with the same risky “stub” equity they were trying to avoid by tendering  Significantly increases operational risk  Attempting an operational restructuring and management transition, particularly in the absence of any actionable plans, will only exacerbate the existing standalone risks related to Zendesk’s business momentum, forward trajectory and macroeconomic conditions  Significantly increases financial risk  The remaining publicly-held “stub” equity will be subordinate to $4 billion of debt and preferred, while bearing the lion’s share of residual risk  Unclear whether the current business can service the incremental interest and preferred dividend

 Additional Information and Where to Find It  This communication relates to the proposed transaction involving Zendesk, Inc. (“Zendesk”). In connection with the proposed transaction, Zendesk has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”). The Proxy Statement was first mailed to Zendesk's stockholders on or about August 8, 2022. This communication is not a substitute for the Proxy Statement or for any other document that Zendesk may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Zendesk's stockholders for their consideration. Before making any voting decision, Zendesk's stockholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available because they will contain important information about the proposed transaction.  Zendesk's stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Zendesk, without charge, at the SEC's website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Zendesk, Inc., 989 Market Street, San Francisco, CA 94103, Attention: Investor Relations, email: ir@zendesk.com, or from Zendesk's website www.zendesk.com.  Participants in the Solicitation  Zendesk and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Zendesk's directors and executive officers is available in Zendesk's proxy statement on Schedule 14A for the 2022 annual meeting of stockholders, which was filed with the SEC on July 11, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.  6

 Forward-Looking Statements  This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the proposed transaction as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected, including regarding the proposed transaction. Factors leading thereto may include, without limitation, the risks related to Ukraine conflict or the COVID-19 pandemic on the global economy and financial markets; the uncertainties relating to the impact of the Ukraine conflict or the COVID-19 pandemic on Zendesk's business; economic or other conditions in the markets Zendesk is engaged in; impacts of actions and behaviors of customers, suppliers and competitors; technological developments, as well as legal and regulatory rules and processes affecting Zendesk's business; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction; the possibility that Zendesk stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Zendesk's common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Zendesk to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; the risk the pending proposed transaction could distract management of Zendesk; and other specific risk factors that are outlined in Zendesk's disclosure filings and materials, which you can find on www.zendesk.com, such as its 10-K, 10-Q and 8-K reports that have been filed with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of these materials, and Zendesk assumes no obligation to update any written or oral forward-looking statement made by Zendesk or on its behalf as a result of new information, future events or other factors, except as required by law.  7